Exhibit 7.6

Execution Version

EQUITY COMMITMENT LETTER

May 12, 2013

CONFIDENTIAL

Skipper Limited

28/F, CITIC Tower

1 Tim Mei Avenue

Central, Hong Kong

Attention: CPEChina Fund, L.P.

Re:	Equity Commitment

Ladies and Gentlemen:

We refer to the Agreement and Plan of Merger dated as of the date hereof (as the same may be amended from time to time, the “Merger Agreement”) among AsiaInfo-Linkage, Inc., a Delaware corporation (the “Company”), Skipper Limited, a Cayman Islands exempted company with limited liability (“Parent”), and Skipper Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Capitalized terms used in this Equity Commitment Letter (this “Equity Commitment Letter”) but not defined herein have the meanings ascribed to them in the Merger Agreement. Concurrently with the delivery of this Equity Commitment Letter, (i) the Investor is executing and delivering to the Company a limited guarantee related to Parent’s and Merger Sub’s certain payment obligations under the Merger Agreement (the “Limited Guarantee”) and (ii) the parties set forth in the “Investor” column of the table set forth on Annex A (collectively, the “Other Investors”) are entering into letter agreements, the terms and conditions of which are substantially identical to this Equity Commitment Letter (each, an “Other Investor Equity Commitment Letter”).

1. Equity Commitment. The undersigned (the “Investor”) hereby agrees, subject to the terms and conditions set forth herein, to purchase or cause to be purchased certain equity (“Equity Securities”) of Parent, directly or indirectly, through one or more entities which wholly own Parent and/or one or more entities that are wholly owned either collectively or separately by the Investor and/or any of the Other Investors, at or immediately prior to the Effective Time, for an aggregate cash purchase price in immediately available funds equal to US$60,000,000 (the “Equity Commitment”). The Equity Commitment will be applied by Parent solely to (i) fund a portion of the Merger Consideration and any other amounts required to be paid by Parent to consummate the Merger pursuant to the Merger Agreement and (ii) pay related fees and expenses incurred by Parent and/or Merger Sub pursuant to the Merger Agreement. The Investor shall not, under any circumstances, be obligated to purchase or cause to be purchased Equity Securities in an amount more than the Equity Commitment and the liability of the Investor hereunder shall not exceed the Equity Commitment. Funding of the Investor’s Equity Commitment will occur contemporaneously with the Effective Time and the indirect issuance to the Investor of Equity Securities. In the event Parent does not require the full amount of the aggregate of the Investor’s Equity Commitment and the contributions contemplated by each of the Other Investor Equity Commitment Letters in order to consummate the Merger, the amount to be funded under this Equity Commitment Letter shall, unless otherwise agreed in writing by the Investor and the Other Investors, be automatically reduced on a pro rata basis among the Investor and the Other Investors by Parent to the level sufficient to, in combination with the other financing arrangements contemplated by the Merger Agreement, fully fund the Merger Consideration and pay related fees and expenses incurred by Parent pursuant to the Merger Agreement.

2. Conditions to Equity Commitment. The obligation of the Investor to fund the Equity Commitment shall be subject to (i) the satisfaction, or waiver by Parent, of each of the conditions to Parent’s and Merger Sub’s obligations to effect the Merger set forth in Section 8.01 and Section 8.02 of the Merger Agreement as in effect from time to time (other than those conditions that by their nature are only capable of being satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), (ii) the Debt Financing and/or the Alternative Debt Financing (if applicable) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, (iii) the substantially contemporaneous funding of the contributions contemplated by each of the Other Investor Equity Commitment Letters, (iv) the substantially contemporaneous contribution of the Rollover Shares and Additional Rollover Shares (if any) by the Rollover Stockholders and Additional Rollover Stockholders (if any), pursuant to the Rollover Agreements and Additional Rollover Agreements (if any), respectively and (v) the substantially contemporaneous consummation of the Closing.

3. Termination. This Equity Commitment Letter and the obligation of the Investor to purchase Equity Securities hereunder will terminate automatically and immediately upon the earliest to occur of (i) valid termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time following the consummation of the Merger in accordance with the terms of the Merger Agreement, subject to the performance of the obligation to purchase the Equity Securities only, (iii) the date twelve (12) months after the date hereof and (iv) the Company or any of its Affiliates asserting a claim that would make the Limited Guarantee become terminable in accordance with Section 1.08 thereof. For the avoidance of doubt, Sections 4, 7, 8 and 12 of this Equity Commitment Letter shall survive any such termination.

4. Confidentiality. This Equity Commitment Letter shall be treated as confidential and is being provided to Parent solely in connection with the Merger Agreement and the Merger. Unless required by applicable laws, regulations or rules (including rules promulgated by either the SEC or NASDAQ), this Equity Commitment Letter may not be used, circulated, quoted or otherwise referred to in any document, except the Merger Agreement or otherwise with the written consent of the Investor. Notwithstanding the foregoing, a copy of this Equity Commitment Letter may be provided (i) by Parent to the Company or (ii) by the Investor to the ultimate investors of the Investor, if the recipient agrees to treat this Equity Commitment Letter as confidential. If provided to the Company, the Company may disclose the existence and content of this Equity Commitment Letter (i) to its Affiliates and Representatives who need to know the existence and/or the terms of this Equity Commitment Letter and are subject to confidentiality obligations or (ii) to the extent required by Law.

5. No Modification. Neither this Equity Commitment Letter nor any provision hereof may be amended, modified, supplemented, terminated or waived except by an agreement in writing signed by the Investor and Parent.

6. Third Party Beneficiaries. This Equity Commitment Letter shall inure to the benefit of and be binding upon Parent and the Investor. Nothing in this Equity Commitment Letter, express or implied, is intended to, nor does it, confer upon any Person (other than Parent and the Investor) any rights or remedies under, or by reason of, or any rights (i) to enforce the Equity Commitment or any provisions of this Equity Commitment Letter or (ii) to confer upon any Person any rights or remedies against any Person other than the Investor under or by reason of this Equity Commitment Letter. Without limiting the foregoing, this Equity Commitment Letter may only be enforced by Parent. In no event shall any of Parent’s creditors or any other Person have any right to enforce this Equity Commitment Letter.

7. Governing Law; Submission to Jurisdiction. This Equity Commitment Letter shall be governed by and construed in accordance with the laws of the State of New York, excluding (to the greatest extent a New York court would permit) any rule of law that would cause the application of the laws of any jurisdiction other than the State of New York. All Actions arising out of or relating to this Equity Commitment Letter shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of the City of New York. The parties hereto hereby (i) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of the City of New York for the purpose of any Action arising out of or relating to this Equity Commitment Letter brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Equity Commitment Letter may not be enforced in or by any of the above-named courts.

8. Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Equity Commitment Letter. Each of the parties hereto (i) certifies that no Representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Equity Commitment Letter, as applicable, by, among other things, the mutual waivers and certifications in this Section 8.

9. Counterparts. This Equity Commitment Letter may be executed in counterparts and by facsimile, each of which, when so executed, shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

10. Representations and Warranties. The Investor represents and warrants to Parent that (i) it has all requisite corporate or similar power and authority to execute, deliver and perform this Equity Commitment Letter; (ii) the execution, delivery and performance of this Equity Commitment Letter by the Investor has been duly and validly authorized and approved by all necessary corporate or other organizational action by it; (iii) this Equity Commitment Letter has been duly and validly executed and delivered by the Investor and constitutes a valid and legally binding obligation of the Investor, enforceable against such Investor in accordance with the terms of this Equity Commitment Letter, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity; (iv) for so long as this Equity Commitment Letter shall remain in effect in accordance with its terms, the Investor shall have available funds, capital commitments, lines of credit or other sources of immediately available funds required to fund the Equity Commitment; (v) except as would not reasonably be expected to prevent or adversely affect in any material respect the ability of the Investor to perform its obligations hereunder, (x) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental entity necessary for the due execution, delivery and performance of this Equity Commitment Letter by the Investor have been obtained or made and all conditions thereof have been duly complied with and (y) no other action by, and no notice to or filing with, any governmental entity is required in connection with the execution, delivery or performance of this Equity Commitment Letter; and (vi) the execution, delivery and performance by the Investor of this Equity Commitment Letter do not (x) violate the organizational documents of the Investor or (y) except as would not reasonably be expected to prevent or adversely affect in any material respect the ability of the Investor to perform its obligations hereunder, violate any Law binding on the Investor or conflict with any material agreement binding on the Investor.

11. No Recourse. Notwithstanding anything that may be expressed or implied in this Equity Commitment Letter or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Equity Commitment Letter, Parent covenants, agrees and acknowledges that no Person (other than the Investor) has any obligation hereunder and that, notwithstanding that the Investor and/or certain investment managers, managers or general partners of the Investor or its Affiliates may be partnerships or limited liability companies, Parent has no right of recovery under this Equity Commitment Letter, or any claim based on such obligations against, and no personal liability shall attach to, the former, current or future equity holders, controlling Persons, directors, officers, employees, agents, Affiliates (other than the Investor) including, for the avoidance of doubt, members, managers or general or limited partners of the Investor, Merger Sub or Parent, or any former, current or future equity holder, controlling Person, director, officer, employee, general or limited partner, member, manager, Affiliate (other than the Investor) or agent of any of the foregoing (collectively, each of the foregoing but not including the Investor, Parent or their respective permitted assignees, a “Non-Recourse Party”), through Parent or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Company, Merger Sub or Parent against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any Law, or otherwise.

12. Assignment. The rights, interests or obligations under this Equity Commitment Letter may not be assigned, in whole or in part, by any party (including by operation of Law) without the prior written consent of the other party, except that, without the prior written consent of Parent, the rights, interests or obligations under this Equity Commitment Letter may be assigned, in whole or in part, by the Investor to one or more of its Affiliates or to one or more private equity funds sponsored or managed by any such Affiliate. Any attempted assignment in violation of this Section 12 shall be null and void.

13. Notices. All notices, requests and other communications to any party hereunder shall be given in the manner specified in the Merger Agreement (and shall be deemed given as specified therein) as follows:

If to CPEChina Fund, L.P., to:

CPEChina Fund, L.P.

c/o CITIC PE Advisors (Hong Kong) Limited

Suite 606, 6/F

One Pacific Place

88 Queensway

Hong Kong

Attention: Jingyang Wu

Facsimile: +86-10-8522- 1872

Email: WuJingyang@citicpe.com

with a copy to:

Akin Gump Strauss Hauer & Feld LLP

Unit 05-07, 36th Floor

Edinburgh Tower, The Landmark

15 Queen’s Road Central Hong Kong

Attention: Gregory D. Puff

Facsimile: +852-3694-3001

Email: gpuff@akingump.com

or to such other address or facsimile number as any party hereto shall have notified the other parties. All notices to the Parent hereunder shall be given as set forth in the Merger Agreement.

14. Complete Agreement. This Equity Commitment Letter, the Limited Guarantee and any applicable portions of the Merger Agreement, contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all contemporaneous or prior agreements or understandings, both written and oral, between the parties with respect to the subject matter hereof.

15. Severability. Any term or provision of this Equity Commitment Letter which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Equity Commitment Letter in any other jurisdiction. If any provision of this Equity Commitment Letter is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

[Remainder of page intentionally left blank; signature page follows]

Very truly yours,

CPECHINA FUND, L.P.

BY:	CITIC PE ASSOCIATES, L.P.

By:	CITIC PE FUNDS LIMITED

By:	/s/ Ching Nar Cindy Chan
	Name:	Ching Nar Cindy Chan
	Title:	Director

Acknowledged and Agreed as of the date first above written:

SKIPPER LIMITED

By:	/s/ Ji Zhen
	Name:	Ji Zhen
	Title:	Authorised Signatory

[Signature page to Equity Commitment Letter]

ANNEX A

Other Investors

Other Investor
Power Joy (Cayman) Limited
CITIC Capital (Tianjin) Equity Investment Limited Partnership
Al Gharrafa Investment Company
Ellington Investments Pte. Ltd.
AlpInvest Partners Co-Investments 2011 II C.V.
AlpInvest Partners Co-Investments 2012 I C.V.
AlpInvest Partners Co-Investments 2012 II C.V.
CBC TMT III Limited
InnoValue Capital Ltd.